Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Constellation Brands, Inc. of our report dated February 24, 2009 relating to the financial statements of Crown Imports LLC, which appears in Constellation Brands, Inc.’s Annual Report on Form 10-K for the year ended February 28, 2009.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
August 7, 2009